Exhibit 10.1
LOAN PURCHASE AND SALE AGREEMENT
          THIS LOAN PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of October 6, 2009, is entered into by and between CARE INVESTMENT TRUST INC., a Maryland corporation (together with its successors and assigns, “Seller”), on the one hand, and GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (together with its successors and assigns, the “Buyer”), on the other hand (each of Buyer and Seller, a “Party” and collectively, the “Parties”).
WITNESSETH:
          WHEREAS, subject to and in accordance with the terms and conditions of this Agreement, Seller wishes to sell to Buyer and Buyer wishes to purchase from Seller that interest in and to the Seller’s rights and obligations under the Loan Agreement (as hereinafter defined) as of the date hereof equal to thirty percent (30%) of all of the Loans (as hereinafter defined) (collectively, the “Loan Interest”);
          WHEREAS, Buyer and Seller wish to set forth their agreement regarding the sale and purchase of the Loan Interest, upon the terms and subject to the conditions set forth herein.
          NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Seller and Buyer, intending to be legally bound, agree as follows:
          Section 1. Agreement to Sell and Purchase; Defined Terms.
                    (a) Subject to and in accordance with the terms and conditions of this Agreement, on the Closing Date (as hereinafter defined), Seller hereby agrees to sell, assign, transfer and convey to Buyer, and Buyer hereby agrees to purchase, assume and accept the Loan Interest in accordance with the terms of the Assignment Agreement.
                    (b) Capitalized terms used and not otherwise defined in this Agreement (including in the recitals hereto) shall have the meanings given to such terms in the Loan Agreement (as defined in the Assignment Agreement).
          Section 2. Purchase Price.
                    (a) Subject to and in accordance with the terms and conditions of this Agreement, the Purchase Price for the Loan Interest to be sold on the Closing Date shall be the Purchase Price set forth on the Loan Schedule, as prepared and delivered to Buyer in accordance with Section 2(b). The Purchase Price shall be payable by Buyer to Seller at the Closing by wire transfer of immediately available funds to Seller’s account set forth on Schedule 1 attached hereto.
                    (b) At least one (1) business day prior to the Closing Date, Seller shall deliver to Buyer the Loan Schedule, which schedule shall (i) be prepared and calculated, in good faith, by Seller; and (ii) shall set forth the purchase price with respect to the Loan Interest which shall be an amount equal to ninety percent (90.0%) of: (A) the principal balance of the Loans owned by Seller (the “Seller Loans”), plus (b) all accrued and unpaid interest due from Borrowers to Seller with respect to the Seller Loans, plus (C) all unpaid late charges and other outstanding charges due from Borrowers to Seller pursuant to the Loan Agreement and other Loan Documents (the “Purchase Price”).
          Section 3. Closing. The closing of the sale and purchase of the Loan Interest (the “Closing”) shall occur at 10:00 a.m. New York City time on the date that is two (2) business days after all of the conditions to closing set forth in Section 5(a) and Section 5(b) hereof have been satisfied (the “Closing Date”) at the offices of McDermott Will & Emery LLP, 340 Madison Avenue, New York, NY, 10173; provided, however, that the Parties shall exchange required closing documentation by mail or such other acceptable means as mutually agreed to.
          Section 4. Conveyance; Assumption of Loan Interest.
                    (a) On the Closing Date, on the terms and subject to the conditions set forth herein, upon receipt of the Purchase Price, Seller shall sell, assign, transfer and convey to Buyer the Loan Interest. Physical possession of all Loan files other than the closing documents referenced in Section 5(a) shall be governed by Section 4(b) hereof.
                    (b) As soon as practicable after the Closing Date, but in no event more than thirty (30) days after the Closing Date, Seller shall deliver to Buyer physical possession of all Loan files remaining in Seller’s control or possession and such other assignments, instruments of transfer, and other documents as Buyer may reasonably require in order to complete the transactions contemplated hereunder.
          Section 5. Closing Conditions.
                    (a) Buyer’s obligation to purchase the Loan Interest from Seller shall be subject to satisfaction of each of the following conditions:
               (i) the representations and warranties made by Seller in Section 6 hereof shall be true and correct in all respects as of the Closing Date;
               (ii) No Material Adverse Effect or Event of Default (other than the specific Event of Default for which a waiver is contemplated pursuant to the Third Amendment) shall have occurred;
               (iii) Buyer shall have received the Assignment Agreement substantially in the form annexed hereto as Exhibit 5(a)(iii), duly executed by Seller;
               (iv) Buyer shall have received that certain letter agreement dated the same date as the Assignment Agreement (the “Capex Loan Side Letter Agreement”) substantially in the form annexed hereto as Exhibit 5(a)(iv), duly executed by Seller;
               (v) that certain Third Amendment, substantially in the form attached hereto as Exhibit 5(a)(v), without material modification to such form (the “Third

Amendment”), shall have been executed and delivered by the parties thereto necessary to cause such Third Amendment to be effective and a copy thereof provided to Buyer; and
          (vi) Buyer shall have received evidence that Seller obtained the Seller Consents (as hereinafter defined) in accordance with the requirements of Section 12.6 of the Loan Agreement.
          (b) Seller’s obligation to sell the Loan Interest to Buyer shall be subject to satisfaction of each of the following conditions:
          (i) the representations and warranties made by Buyer in Section 7 shall be true and correct in all material respects as of the Closing Date;
          (ii) Seller shall have received the Assignment Agreement, duly executed by Buyer; and
          (iii) Seller shall have received the Capex Loan Side Letter Agreement, duly executed by Buyer.
          Section 6. Seller’s Representations, Warranties and Covenants. Seller hereby represents, warrants and covenants to Buyer as follows:
                    (a) As of the Closing Date, this Agreement, assuming due authorization, execution and delivery by Buyer, constitutes a valid, legal and binding obligation of Seller, enforceable against Seller in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors’ rights generally and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.
                    (b) Except as set forth on Schedule 6(b) attached hereto (the “Seller Consents”), as of the Closing Date, no consent, approval, authorization or order of, registration or filing with, or notice to, any governmental authority is required, under federal or state law, for the execution, delivery and performance by Seller of this Agreement, or the consummation by Seller of any transaction contemplated hereby.
                    (c) As of the Closing Date, Seller is the legal and beneficial owner of the Loan Interest, free and clear of any adverse claim, security interest or other encumbrance.
                    (d) Seller shall promptly provide notice to Buyer in accordance with Section 9 hereof of the occurrence of any Material Adverse Effect or Event of Default.
          Section 7. Buyer Representations and Warranties. Buyer hereby represents and warrants to Seller as of the Closing Date as follows:
                    (a) This Agreement, assuming due authorization, execution and delivery by the Seller, constitutes a valid, legal and binding obligation of Buyer, enforceable against Buyer in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors’

rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.
                    (b) No consent, approval, authorization or order of, registration or filing with, or notice to, any governmental authority or court is required, under federal or state law, for the execution, delivery and performance by Buyer of this Agreement, or the consummation by Buyer of any transaction contemplated hereby.
                    (c) Buyer is familiar with transactions of the kind and scope reflected in the Loan Agreement and the other Loan Documents and in this Agreement.
                    (d) Buyer has made its own independent investigation and appraisal of the financial condition and affairs of the Borrowers, has conducted its own evaluation of the Loans and the other obligations related thereto and such Borrowers’ creditworthiness, has made its decision to become a Lender independently and without reliance upon the Seller or any other person, and will continue to do so.
                    (e) Buyer is entering into this Agreement in the ordinary course of its business, and is acquiring the Loan Interest for its own account and not with a view to or for sale in connection with any subsequent distribution.
          Section 8. Representations, Warranties and Covenants to Survive. The representations, warranties and covenants set forth at Sections 6 and 7 of this Agreement, respectively, shall survive the execution and delivery of this Agreement.
          Section 9. Limitation on Liability. Seller does not make any representations or warranties of any kind, nor does Seller assume any responsibility or liability whatsoever, with regard to (a) the Loan Agreement, the other Loan Documents or any other document or instrument furnished pursuant thereto or the Loans or the other Obligations, (b) the creation, validity, genuineness, enforceability, sufficiency, value or collectability of any of them, (c) the amount, value or existence of the Collateral, (d) the perfection or priority of any Lien upon the Collateral, or (e) the financial condition of any Borrower or other obligor or the performance or observance by any Borrower or any of its Affiliates of their respective obligations under the Loan Agreement or any of the other Loan Documents. Seller does not have any duty, either initially or on a continuing basis, to make any investigation, evaluation, appraisal of, or any responsibility or liability with respect to the accuracy or completeness of, any information provided to the Buyer which has been provided to the Seller by Borrower Agent, or any of the Borrowers (except as otherwise expressly contained in the Loan Agreement). Nothing in this Agreement or in the Loan Documents shall impose upon the Seller any fiduciary relationship in respect of the Buyer.
          Section 10. Expenses. Each Party shall pay its own expenses incurred in connection with the transactions contemplated hereby.
          Section 11. Notices. All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if mailed, by registered or certified mail, return receipt requested, or if sent by facsimile transmission which provides a confirmation of delivery, with a confirmation copy sent simultaneously by personal delivery, U.S. Mail or a nationally recognized overnight courier, at the address as follows:
(i)	If to Seller:

Care Investment Trust Inc.
c/o CIT Healthcare LLC
505 Fifth Avenue
6th Floor
New York, NY 10017
Attention: Chief Executive Officer
Facsimile: (800) 756-3021

With a copy to:

McDermott Will & Emery LLP
600 13th Street, N.W.
Washington, DC 20005
Attention: Karen Dewis
Facsimile: (202) 756-8087

(ii)	if to Buyer:

General Electric Capital Corporation
500 West Monroe Street
Chicago, Illinois 60661
Attention: Brian Beckwith,
Senior Managing Director
Facsimile: (866) 207-0498

With a copy to:

5804 Trailridge Drive
Austin, Texas 78731
Attention: Diana Pennington,
Senior Vice President and Chief Counsel
Facsimile: (866) 221-0433

And a further copy to:

Reed Smith LLP
10 South Wacker Drive, Suite 4000
Chicago, Illinois 60606
Attention: Jason N. Kaplan, Esq.
Facsimile: (312) 207-6400

or such other address as may hereafter be furnished to the other Party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at or refused or rejected at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).
          Section 12. Governing Law. This Agreement shall be governed by, and construed in accordance with the internal substantive laws of the State of New York without regard to conflict of laws principles of the State of New York or any other jurisdiction to the extent that such principles would permit or require the application of laws of another jurisdiction.
          Section 13. Further Agreements. Buyer and Seller each agree to execute and deliver to the other such additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.
          Section 14. Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by Seller and Buyer and their respective successors and assigns. This Agreement may be assigned by Seller or Buyer without the requirement of the consent of the other Party to this Agreement.
          Section 15. Counterparts. This Agreement may be executed simultaneously in any number of counterparts. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or portable document format (PDF) transmission shall be effective as delivery of a manually executed counterpart of this Agreement. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.
          Section 16. Headings; Schedules. The headings of the sections of this Agreement have been included only for convenience, and shall not be deemed in any manner to modify or limit any of the provisions of this Agreement or be used in any manner in the interpretation of this Agreement. Capitalized terms used, but not otherwise defined, in the schedules to this Agreement shall have the meaning ascribed to such terms in this Agreement.
          Section 17. Interpretation. Whenever the context so requires in this Agreement, all words used in the singular shall be construed to have been used in the plural (and vice versa), each gender shall be construed to include any other genders, and the word “person” shall be construed to include a natural person, a corporation, a firm, a partnership, a joint venture, a trust, an estate or any other entity.
          Section 18. Termination. This Agreement may be terminated, by written notice from the terminating Party to the other Party in accordance with Section 11 hereof, as follows:
                    (a) By Buyer if Seller shall have breached any representation, warranty or covenant of Seller set forth herein in any material respect and such breach remains uncured for a period of ten (10) days after notice thereof has been delivered to Seller in accordance with Section 11 hereof;
                    (b) By Seller if Buyer shall have breached any representation, warranty or covenant of Buyer set forth herein in any material respect and such breach remains uncured for a period of ten (10) days after notice thereof has been delivered to Buyer in accordance with Section 11 hereof;
                    (c) By Buyer if the Closing shall not have occurred by 5:00 p.m. New York City time on November 15, 2009 (the “Outside Date”) by providing notice to Seller in accordance with Section 11 hereof;
                    (d) By Buyer upon the occurrence of: (i) a Material Adverse Effect; or (ii) an Event of Default (other than the specific Event of Default for which a waiver is contemplated pursuant to the Third Amendment);
                    (e) By Seller if the Closing shall not have occurred by the Outside Date by providing notice to Buyer in accordance with Section 11 hereof; and
                    (f) By mutual consent of the parties at any time.
          Section 19. Remedies. If Buyer shall breach any representation, warranty or covenant for which Seller shall be entitled to terminate this Agreement pursuant to Section 18(b) hereof (subject to the applicable notice and cure period), Seller’s sole and exclusive remedy shall be to have Buyer pay to Seller $2,250,000 as damages as a result of such breach by Buyer. Buyer shall have all rights and remedies available at law or in equity upon Seller’s breach of this Agreement.
          Section 20. Entire Agreement. This Agreement and the Schedules and Exhibits hereto contain the entire agreement between the parties hereto with respect to the subject matter hereof and may not be modified or amended except by a subsequent written instrument signed by Seller and Buyer.

          IN WITNESS WHEREOF, Seller and Buyer have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

SELLER: CARE INVESTMENT TRUST INC., a Maryland corporation
By:	/s/ PAUL F HUGHES
	Name:	PAUL F HUGHES
	Title:	CFO

BUYER: GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation
By:	/s/ Michelle Kelly
	Name:	Michelle Kelly
	Title:	Authorized Signatory

(Signature Page to Loan Purchase Agreement)

Schedule 1
Seller’s Wire Instructions

Exhibit 5(a)(iii)
Form of Assignment Agreement
[See attached]

ASSIGNMENT AGREEMENT
Date:                     , 2009
Re:     Assignment under the Loan Agreement referred to below
     Reference is hereby made to Section 12.6(b) of that certain Loan Agreement dated as of October 4, 2006 (as the same may be amended or modified from time to time, the “Loan Agreement”) by and among by and among Avamere Lake Oswego Investors, LLC, an Oregon limited liability company (“Lake Oswego”), Keizer Campus, LLC, an Oregon limited liability company (“Keizer”), Sweet Home Properties, LLC, an Oregon limited liability company (“Sweet Home”), Lebanon Properties, LLC, an Oregon limited liability company (“Lebanon”), Avamere Heritage Properties, LLC, a Washington limited liability company (“Heritage”), Avamere Bel Air Properties, LLC, a Washington limited liability company (“Bel Air”), Spring Street Properties, LLC, an Oregon limited liability company (“Spring Street”), Alexander Loop Properties, LLC, an Oregon limited liability company (“Alexander”), 30th Avenue Properties, LLC, an Oregon limited liability company (“30th Avenue”), Squalicum Properties, LLC, a Washington limited liability company (“Squalicum”) and Monarca Citta, LLC, an Oregon limited liability company (“Monarca”) (each of the foregoing, a “Borrower”, and collectively, the “Borrower” or “Borrowers”), Avamere Group, LLC, an Oregon limited liability company (“Borrower Agent”), certain financial institutions party thereto (collectively, the “Lenders”) and LaSalle Bank National Association, as administrative agent for the Lenders (the “Administrative Agent”). Unless otherwise defined herein or the context otherwise requires, capitalized terms used but not defined in this Agreement (this “Agreement”) shall have the meanings provided in the Loan Agreement.
     Care Investment Trust Inc., a Maryland corporation (the “Assignor”) hereby sells and assigns, without recourse (except as otherwise expressly provided herein), to General Electric Capital Corporation, a Delaware corporation (together with its successors and assigns, the “Assignee”), and the Assignee hereby purchases and assumes from the Assignor, that interest in and to the Assignor’s rights and obligations under the Loan Agreement as of the date hereof equal to thirty percent (30%) of all of the Loans, such sale, purchase, assignment and assumption to be effective as of                     , 2009 (or such later date on which the Assignee, the Assignor and the Administrative Agent shall mutually agree) (the “Effective Date”). After giving effect to such sale, purchase, assignment and assumption, the Assignee’s and the Assignor’s respective Capex Loan Commitment Percentage and Term Loan Commitment Percentage for purposes of the Loan Agreement will be as set forth opposite their names on the signature pages hereof.
     The Assignor hereby instructs the Administrative Agent to make all payments from and after the Effective Date in respect of the interest assigned hereby directly to the Assignee (or as otherwise directed in writing by the Assignee). The Assignor and the Assignee agree that all interest and fees accrued up to, but not including, the Effective Date are the property of the Assignor, and not the Assignee. The Assignee agrees that, upon receipt of any such interest or fees, the Assignee will promptly remit the same to the Assignor.

     The Assignor hereby represents and warrants to the Assignee, which representations and warranties shall survive the execution and delivery of this Agreement, that (a) this Agreement is a legal, valid, and binding agreement of the Assignor, enforceable against Assignor in accordance with its terms; (b) the execution and performance by the Assignor of its duties and obligations under this Agreement, the Loan Agreement and the other Loan Documents will not require any registration with, notice to, or consent or approval by any Governmental Authority; and (c) the Assignor is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim, security interest or other encumbrance.
     The Assignee hereby represents and warrants to the Assignor and the Administrative Agent, which representations and warranties shall survive the execution and delivery of this Agreement, that (a) this Agreement is a legal, valid, and binding agreement of the Assignee, enforceable against Assignee in accordance with its terms; (b) the execution and performance by the Assignee of its duties and obligations under this Agreement, the Loan Agreement and the other Loan Documents will not require any registration with, notice to, or consent or approval by any Governmental Authority; (c) the Assignee is familiar with transactions of the kind and scope reflected in the Loan Agreement and the other Loan Documents and in this Agreement; (d) the Assignee has made its own independent investigation and appraisal of the financial condition and affairs of the Borrowers, has conducted its own evaluation of the Loans and the other Obligations, the Loan Documents and the Borrowers’ creditworthiness, has made its decision to become a Lender to Borrowers under the Loan Agreement independently and without reliance upon the Assignor or the Administrative Agent, and will continue to do so; and (e) the Assignee is entering into this Agreement in the ordinary course of its business, and is acquiring its interest in the Loans for its own account and not with a view to or for sale in connection with any subsequent distribution.
     The Assignee further represents and warrants to the Borrower and the Administrative Agent that, as of the date hereof, the Borrowers will not be obligated to pay any greater amount under Section 2.10 or Section 5.23 of the Loan Agreement than the Borrowers are obligated to pay to the Assignor under such Sections. If applicable, the Assignee has delivered, or is delivering concurrently herewith, to the Administrative Agent the forms required by Section 5.23 of the Loan Agreement. The Assignee shall pay the fee payable to the Administrative Agent pursuant to Section 12.6 of the Loan Agreement.
     The Assignee hereby confirms that it has received a copy of the Loan Agreement and each of the other Loan Documents requested by it in writing. Except as otherwise provided in the Loan Agreement, effective as of the Effective Date:
(a)	the Assignee (i) shall be deemed automatically to have become a party to the Loan Agreement and to have all the rights and obligations of a “Lender” under the Loan Agreement as if it were an original signatory thereto to the extent specified in the second paragraph hereof; and (ii) agrees to be bound by the terms and conditions set forth in the Loan Agreement as if it were an original signatory thereto; and

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(b)	the Assignor shall be released from its obligations under the Loan Agreement to the extent specified in the second paragraph hereof.
     The Assignee hereby advises each of you of the following administrative details with respect to the assigned Loans and the commitment to make Loans under the Loan Agreement:

(A)	Institution Name:	General Electric Capital Corporation

	Address:	500 West Monroe Street
Chicago, Illinois 60661

	Attention:	Adam Zeiger (primary contact)
Michelle Kelly (secondary contact)

	Telephone:	Adam Zeiger: (312) 441-7672
Michelle Kelly: (312) 993-5028

	Facsimile:	Adam Zeiger: (866) 801-1388
Michelle Kelly: (866) 769-9860

(B)	Payment Instructions:

     Neither the Assignor (except as expressly provided herein) nor the Administrative Agent makes any representations or warranties of any kind, nor assumes any responsibility or liability whatsoever, with regard to (a) the Loan Agreement, the other Loan Documents or any other document or instrument furnished pursuant thereto or the Loans or the other Obligations, (b) the creation, validity, genuineness, enforceability, sufficiency, value or collectibility of any of them, (c) the amount, value or existence of the Collateral, (d) the perfection or priority of any Lien upon the Collateral, or (e) the financial condition of any Borrower or other obligor or the performance or observance by any Borrower or any of its Affiliates of their respective obligations under the Loan Agreement or any of the other Loan Documents. Neither the Assignor nor the Administrative Agent has or will have any duty, either initially or on a continuing basis, to make any investigation, evaluation, appraisal of, or any responsibility or liability with respect to the accuracy or completeness of, any information provided to the Assignee which has been provided to the Assignor or the Administrative Agent by Avamere Group, LLC, an Oregon limited liability company, or any of the Borrowers (except as otherwise expressly contained in the Loan Agreement). Nothing in this Agreement or in the Loan Documents shall impose upon the Assignor or the Administrative Agent any fiduciary relationship in respect of the Assignee.

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     No failure or delay on the part of the Administrative Agent or the Assignor in the exercise of any power, right, or privilege hereunder or under the Loan Agreement or any other Loan Document will impair such power, right, or privilege or be construed to be a waiver of any default or acquiescence therein. No single or partial exercise of any such power, right, or privilege will preclude further exercise thereof or of any other right, power, or privilege. All rights and remedies existing under this Agreement are cumulative with, and not exclusive of, any rights or remedies otherwise available.
     No amendment, modification, termination, or waiver of any provision of this Agreement will be effective without the written concurrence of the Assignor, the Assignee and the Administrative Agent.
     Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. In the event any provision of this Agreement is or is held to be invalid, illegal, or unenforceable under applicable law, such provision will be ineffective only to the extent of such invalidity, illegality, or unenforceability, without invalidating the remainder of such provision or the remaining provisions of the Agreement.
     This Agreement and any amendments, waivers, or modifications hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, will be deemed an original and all of which shall together constitute one and the same instrument. A fax or .pdf signature hereto shall be as legally binding as a signed original for all purposes.
     This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois, without regard to conflicts of law principles.
[Signature Page To Follow]

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     IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date set forth above.

ASSIGNEE:

Capex Loan Commitment Percentage = 30%	GENERAL ELECTRIC CAPITAL CORPORATION
Term Loan Commitment Percentage = 30%

Total Dollar Amount = $	By:

Title:

ASSIGNOR:

Adjusted Capex Loan Commitment	CARE INVESTMENT TRUST INC.
Percentage = 0%

Adjusted Term Loan Commitment
Percentage = 0%
By:

Title:

Acknowledged and consented to
this ____ day of September, 2009

BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Title:

Exhibit 5(a)(iv)
Form of Capex Loan Side Letter Agreement
[See attached]

GE Commercial Finance Healthcare Financial Services Michelle Kelly 500 West Monroe Suite 1400 Chicago, Illinois 60661 T (312) 993-5028 F (866) 769-9860 Email: michelle.kelly@ge.com
                    , 2009
BY EMAIL AND OVERNIGHT MAIL
Care Investment Trust Inc.
505 Fifth Avenue, 6th Floor
New York, NY 10166
Attn: Scott Kellman

RE:	Assignment Agreement between Care Investment Trust, Inc. and General Electric Capital Corporation with respect to the Avamere Group Loan.
Dear Mr. Kellman:
     Reference is made to that certain Assignment Agreement of even date herewith (“Assignment”) between Care Investment Trust Inc., a Maryland corporation (“Assignor”) and General Electric Capital Corporation, a Delaware corporation (together with its successors and assigns, “Assignee”). Capitalized terms used and not otherwise defined in this letter agreement (“Agreement”) shall have the meanings given to such terms in that certain that certain Loan Agreement dated as of October 4, 2006 (as amended or modified from time to time, the “Loan Agreement”) by and among by and among Avamere Lake Oswego Investors, LLC, an Oregon limited liability company (“Lake Oswego”), Keizer Campus, LLC, an Oregon limited liability company (“Keizer”), Sweet Home Properties, LLC, an Oregon limited liability company (“Sweet Home”), Lebanon Properties, LLC, an Oregon limited liability company (“Lebanon”), Avamere Heritage Properties, LLC, a Washington limited liability company (“Heritage”), Avamere Bel Air Properties, LLC, a Washington limited liability company (“Bel Air”), Spring Street Properties, LLC, an Oregon limited liability company (“Spring Street”), Alexander Loop Properties, LLC, an Oregon limited liability company (“Alexander”), 30th Avenue Properties, LLC, an Oregon limited liability company (“30th Avenue”), Squalicum Properties, LLC, a Washington limited liability company (“Squalicum”) and Monarca Citta, LLC, an Oregon limited liability company (“Monarca”) (each of the foregoing, a “Borrower”, and collectively, the “Borrower” or “Borrowers”), Avamere Group, LLC, an Oregon limited liability company (“Borrower Agent”), certain financial institutions party thereto (collectively, the “Lenders”) and Bank of America, N.A., as administrative agent for the Lenders (the “Administrative Agent”).
     As a condition to the closing of the Assignment, Assignee requires that Assignor fund into the Escrow Account (as hereinafter defined) a dollar amount equal to ten percent (10.0%) of Assignee’s Capex Loan Commitment Percentage with respect to the unfunded Capex Loan Commitment. Following the Assignment, Assignee’s Capex Loan Commitment Percentage shall be thirty percent (30.0%) of the remaining unfunded Capex Loan Commitment of $2,500,000, or

Mr. F. Scott Kellman
Care Investment Trust Inc.
                    , 2009

$750,000. Accordingly, Assignor is required to deposit $75,000 into the Escrow Account (such funds are referred to herein as the “Escrow Fund”). The “Escrow Account” shall mean a non-interest bearing escrow account maintained by GEMSA Loan Services, L.P., as servicer for Assignee with respect to the Loans.
     The Escrow Fund will be made available in one or more disbursements to Borrowers for use in accordance with and subject to the terms and conditions of the Loan Agreement. Each disbursement of the Escrow Fund from the Escrow Account shall be in an amount equal to ten percent (10.0%) of Assignee’s Capex Loan Commitment Percentage. To illustrate, assume that Borrowers request and are eligible to receive Capex Loans from all Lenders in an aggregate amount equal to $200,000. Assignee shall be required to fund its Capex Loan Commitment Percentage of thirty percent (30.0%), or $60,000 as follows: (i) ten percent (10.0%) or $6,000 from the Escrow Fund; and (ii) ninety percent (90.0%) or $54,000 from Assignee’s own funds. Assignor shall not receive interest on any Loans made by Assignee to Borrowers from the Escrow Fund.
     The wire transfer instructions for the deposit of the Escrow Fund to the Escrow Account are as follows:
     Funds to be sent to GEMSA Loan Services, L.P. (on behalf of Assignee)
The Escrow Fund may be commingled with the general funds of Assignee, and shall not be deemed to be held in trust for the benefit of Assignor.
     The sole condition to a disbursement by Assignee from the Escrow Fund shall be Borrowers’ request for a Capex Loan made to Administrative Agent in accordance with and subject to the terms of the Loan Agreement. Assignee shall be entitled to conclusively rely on the instruction received from Administrative Agent as to whether Borrowers have satisfied the required conditions under the Loan Agreement as to their eligibility for such requested Capex Loan. Assignee agrees to provide notice to Assignor of any disbursement from the Escrow Account no later than thirty (30) days following such disbursement.
     This Agreement shall remain in effect until the earlier to occur of: (i) the irrevocable termination of the Capex Loan Commitment; or (ii) the indefeasible payment in full of all Obligations due and owing from Borrowers to Assignee as a Lender under the Loan Agreement. Upon termination of this Agreement, Assignee shall return the remaining balance of the Escrow Fund, if any, to Assignor.
     This Agreement shall bind and inure to the benefit of and be enforceable by Assignor and Assignee and their respective successors and assigns. This Agreement may be assigned by Assignor or Assignee without the requirement of the consent of the other party to this

Mr. F. Scott Kellman
Care Investment Trust Inc.
                    , 2009

Agreement; provided, however, that in the case of an assignment by Assignee, such transferee shall be required to assume Assignee’s obligations under this Agreement as a condition to such assignment.
     No amendment, modification, termination, or waiver of any provision of this Agreement will be effective without the written concurrence of the Assignor and Assignee.
     This Agreement and any amendments, waivers, or modifications hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, will be deemed an original and all of which shall together constitute one and the same instrument. A fax or .pdf signature hereto shall be as legally binding as a signed original for all purposes.
     This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois, without regard to conflicts of law principles.
     If the terms of this Agreement are acceptable to Assignor, please return a copy by facsimile or email to the attention of Adam Zeiger, facsimile no. (866) 801-1388; adam.zeiger@ge.com and return an original counterpart by overnight mail to the attention of Adam Zeiger, Assistant Vice President, Relationship Manager, General Electric Capital Corporation, 500 West Monroe, Chicago, Illinois 60661.

Very truly yours, ASSIGNEE: GENERAL ELECTRIC CAPITAL CORPORATION
By:
Title:

Acknowledged and agreed to as of the
                     day of                     , 2009
ASSIGNOR:

CARE INVESTMENT TRUST INC., a Maryland corporation
By:
Name: F. Scott Kellman
Title: President and Chief Executive Officer

Exhibit 5(a)(v)
Form of Third Amendment1
[See attached]

[1]	Note: as of the date of the Agreement, Administrative Agent has not yet circulated to the Lenders for their review, the proposed modifications to the Avamere Group Guaranty. Accordingly, the condition to Buyer’s obligation to purchase the Loan Interest from Seller as set forth in Section 5(a)(v) of the Agreement remains subject to its review and approval of such guaranty modifications.

THIRD AMENDMENT TO LOAN AGREEMENT AND LIMITED WAIVER
     This Third Amendment to Loan Agreement and Limited Waiver (this “Amendment and Waiver”), dated as of September         , 2009, is made by and among Avamere Lake Oswego Investors, LLC, an Oregon limited liability company (“Lake Oswego”), Keizer Campus, LLC, an Oregon limited liability company (“Keizer”), Sweet Home Properties, LLC, an Oregon limited liability company (“Sweet Home”), Lebanon Properties, LLC, an Oregon limited liability company (“Lebanon”), Avamere Heritage Properties, LLC, a Washington limited liability company (“Heritage”), Avamere Bel Air Properties, LLC, a Washington limited liability company (“Bel Air”), Spring Street Properties, LLC, an Oregon limited liability company (“Spring Street”), Alexander Loop Properties, LLC, an Oregon limited liability company (“Alexander”), 30th Avenue Properties, LLC, an Oregon limited liability company (“30th Avenue”), Squalicum Properties, LLC, a Washington limited liability company (“Squalicum”) and Monarca Citta, LLC, an Oregon limited liability company (“Monarca”) (each of the foregoing, a “Borrower”, and collectively, the “Borrower” or “Borrowers”), Bank of America, N.A., a national banking association, as successor by merger to LaSalle Bank National Association, in its capacity as Administrative Agent (the “Administrative Agent”) and the Lenders (as defined below).
RECITALS
     A. Borrowers, Avamere Group, LLC, an Oregon limited liability company, the Administrative Agent and the lenders parties thereto (collectively, the “Lenders”) are parties to that certain Loan Agreement dated as of October 4, 2006 (as amended, restated, supplemented and otherwise modified, the “Loan Agreement”).
     B. The parties hereto desire to (i) amend certain terms and provisions of the Loan Agreement and (ii) waive certain of the terms and provisions of the Loan Agreement, each on the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the premises herein contained, and for other good and valuable consideration (the receipt, sufficiency and adequacy of which are hereby acknowledged), the parties hereto (intending to be legally bound) hereby agree as follows:
     1. Definitions. Terms capitalized herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement, as amended hereby.
     2. Amendments to Loan Agreement. Subject to the terms and conditions contained herein, the Borrower, the Administrative Agent and Lenders hereby amend the Loan Agreement as follows:
          (a) Section 1.1 of the Loan Agreement is hereby amended by deleting the terms “Applicable Base Rate Margin,” “Base Rate,” “Base Rate Loan” “Applicable Libor Margin,” “Libor Libor Base Rate,” “Libor Loan,” and “Libor Rate” in their entirety as well as any reference thereof in the Loan Agreement or any other Loan Document. On and after the date hereof, each reference in the Loan Agreement and each of the other Loan Documents to (i) “Base Rate” shall be a reference to “BBA LIBOR Daily Floating Rate,” (ii) “Base Rate Loan” shall be a reference to “BBA LIBOR Daily Floating Rate Loan,”(iii) “Libor” shall be a reference to “BBA LIBOR,” (iv) “Libor Loan” shall be a reference to “BBA LIBOR (Adjusted Periodically) Loan,” (v) “Libor Rate” shall be a reference to “BBA LIBOR (Adjusted Periodically) Rate” and (vi) “Base Rate plus the Applicable Base Rate Margin” shall be a reference to “BBA LIBOR Daily Floating Rate.”

          (b) Section 1.1 of the Loan Agreement is hereby amended by adding the following new defined terms in appropriate alphabetical order:
“Adjustment Date. ‘Adjustment Date’ means the last day of each Libor Interest Period; provided, however, if the Adjustment Date is any particular month would otherwise fall on a day that is not a Business Day then, at the Lender’s option, the Adjustment Date for that particular month will be the first Business Day immediately following thereafter.
BBA LIBOR. ‘BBA LIBOR’ means the British Bankers Association LIBOR Rate, as published by Reuters (or other commercially available source) providing quotations of BBA LIBOR as selected by the Lender from time to time.
BBA LIBOR (Adjusted Periodically) Loan. ‘BBA LIBOR (Adjusted Periodically) Loan’ means all or a part of any Loan, as applicable, which bears interest at the BBA LIBOR (Adjusted Periodically) Rate.
BBA LIBOR (Adjusted Periodically) Rate. ‘BBA LIBOR (Adjusted Periodically) Rate’ means a rate of interest equal to the rate per annum equal to the BBA LIBOR plus 255 Basis Points (as adjusted pursuant to Schedule B attached hereto and made a part hereof (the ‘Applicable BBA LIBOR (Adjusted Periodically) Rate Margin’), it being acknowledged that the initial interest rate of BBA LIBOR plus 255 Basis Points is not an interest rate floor), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as selected by the Lender from time to time) as determined for each Adjustment Date at approximately 11:00 a.m. London time two (2) London Banking Days prior to the Adjustment Date, for U.S. Dollar deposits (for delivery on the first day of such interest period) with a term equal to the applicable Libor Interest Period. The BBA LIBOR (Adjusted Periodically Rate) shall be adjusted from time to time in the Lender’s sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs. If such rate is not available at such time for any reason, then the rate for that interest period will be determined by such alternate method as reasonably selected by the Lender.
BBA LIBOR Daily Floating Rate. ‘BBA LIBOR Daily Floating Rate’ means a fluctuating rate of interest per annum equal to the BBA LIBOR Daily Floating Rate plus 255 Basis Points (as adjusted pursuant to Schedule B attached hereto and made a part hereof (the ‘Applicable BBA LIBOR Daily Floating Rate Margin’), it being acknowledged that the initial interest rate of BBA LIBOR Daily Floating Rate plus 255 Basis Points is not an interest rate floor). The BBA Libor Daily Floating Rate shall be determined for each banking day at approximately 11:00 a.m. London time two (2) London Banking Days prior to the date in question, for U.S. Dollar deposits (for delivery on the first day of such interest period) with a one month term, as adjusted from time to time in the Lender’s sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs. If such rate is not available at such time for any reason, then the rate for that interest period will be determined by such alternate method as reasonably selected by the Lender.
BBA LIBOR Daily Floating Rate Loan. ‘BBA LIBOR Daily Floating Rate Loan’ means any part of any Loan that bears interest at the BBA LIBOR Daily Floating Rate.

London Banking Day. ‘London Banking Day’ means a day on which banks in London are open for business and are dealing in offshore dollars.
          (c) Section 1.1 of the Loan Agreement is hereby amended by amending and restating the following definitions:
Libor Interest Period. ‘Libor Interest Period’ means, with respect to a BBA LIBOR (Adjusted Periodically) Loan, a period of thirty (30), sixty (60) or ninety (90) days commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Libor Interest Period shall end on (but exclude) the day which corresponds numerically to the date thirty (30), sixty (60) or ninety (90) days thereafter; provided, however, that if a Libor Interest Period would otherwise end on a day that is not a Business Day, such Libor Interest Period shall end on the next succeeding Business Day; provided, further, that if such next succeeding Business Day occurs after the applicable period, such Libor Interest Period shall end on the immediately preceding Business Day.
Maturity Date. ‘Maturity Date’ means October 4, 2011, unless otherwise accelerated pursuant to the terms of this Agreement.
Rate Option. ‘Rate Option’ means the BBA LIBOR Daily Floating Rate or the BBA LIBOR (Adjusted Periodically) Rate.
Senior Officer. ‘Senior Officer’ means any chief executive officer, chief financial officer or chief operating officer of any Borrower.”
          (d) Section 2.2(a) of the Loan Agreement is amended and restated in its entirety to read as follows:
“The Borrower, jointly and severally, agrees to pay to the Administrative Agent for the benefit of each Lender interest on the daily outstanding principal balance of (i) the BBA LIBOR Daily Floating Rate Loans at the BBA LIBOR Daily Floating Rate from time to time in effect or (ii) the BBA LIBOR (Adjusted Periodically) Loans at the BBA LIBOR (Adjusted Periodically) Rate; provided, however, that immediately following the occurrence and during the continuance of an Event of Default, and notwithstanding any other provisions of this Agreement to the contrary, unless the Required Lenders otherwise waive in writing, the Borrower jointly and severally agrees to pay to the Administrative Agent for the benefit of each Lender, interest on the outstanding principal balance of the Loans at the per annum rate of three percent (3%) plus the rate otherwise payable hereunder with respect to such Loans (the “Default Rate”); provided, further, that imposition of the Default Rate shall be automatic upon an Event of Default under Sections 10.1(a), (b) and (g); provided, further, commencing on the Closing Date and continuing thereafter until at least the immediately succeeding fiscal quarter after the Closing Date, the Applicable BBA LIBOR Daily Floating Rate Margin and/or Applicable BBA LIBOR (Adjusted Periodically) Rate Margin, as applicable, shall be set then and on each Fiscal Quarter period thereafter specified in Schedule B according to the pricing matrix contained in Schedule B based on the Borrower’s “Senior Leverage Ratio” as set forth in Schedule A attached hereto.”
          (e) Clause (b) of Section 2.2 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(b) Accrued interest on each (i) BBA LIBOR Daily Floating Rate Loan shall be payable on the last calendar day of each month and at maturity, commencing with the last day of the calendar month after the initial disbursement of such loan and (ii) BBA LIBOR (Adjusted Periodically) Loan shall be payable on the last day of the Libor Interest Period relating to such BBA LIBOR (Adjusted Periodically) Loan and at maturity, commencing with the first such last day of the initial Libor Interest Period. Upon maturity, the outstanding principal balance of each Loan shall be immediately due and payable, together with any remaining accrued interest thereon. Interest shall be computed on the basis of a year of three hundred sixty (360) days for the actual number of days elapsed. If any payment of principal of, or interest on, a Note falls due on a day that is not a Business Day, then such due date shall be extended to the next following Business Day, and additional interest shall accrue and be payable for the period of such extension. Each determination by Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.”
          (f) Clause (a) of Section 2.2(B) of the Loan Agreement is hereby amended to add the following new proviso at the end thereof: “provided, however, at any time on or after September          , 2009, the Capex Loan Amount shall at no time exceed “Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00).”
          (g) Clause (b) of Section 2.2(B) of the Loan Agreement is hereby amended to delete the reference to “three (3) years after the Closing Date” and substitute in lieu thereof “November 4, 2009.”
          (h) Section 2.8 of the Loan Agreement is hereby amended to delete the reference to “if the Applicable Base Rate had” and substitute in lieu thereof a reference to “if the BBA LIBOR Daily Floating Rate had.”
          (i) Section 5.1(b) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:
“(b) within forty five (45) days of the end of each calendar quarter, each of the statements and information described in the preceding section, prepared separate for Borrower, Operators and Guarantor, and for the Borrower and Operators on a consolidated and consolidating basis.”
          (j) Section 6.5 of the Loan Agreement is hereby amended to add the following new final sentence:
“Notwithstanding the foregoing or anything to the contrary contained herein, Borrower shall not make any Distribution to Guarantor if any obligation of Guarantor for the payment of Debt is not paid when due or within any applicable grace period, or such obligation becomes or is declared to be due and payable before the expressed maturity of the obligation, or there shall have occurred an event that, with the giving of notice or lapse of time, or both, would cause any such obligation to become, or allow any such obligation to be declared to be, due and payable.”
          (k) Article VI of the Loan Agreement is hereby amended to add the following new Section 6.23:

“Section 6.23. Minimum Occupancy. Borrower shall not permit Occupancy to be less than eighty percent (80%). As used herein, “Occupancy” shall be a percentage equal to (a) the actual occupied beds physically occupied by customers at each Operator divided by (b) 1,175 beds (or such other number as may be agreed to in writing by Borrower and Administrative Agent). Occupancy shall be determined on a consolidated basis and will be tested quarterly on a (i) year-to-date basis commencing with September 30, 2009 and continuing through December 31, 2009 and (ii) trailing twelve month basis commending on March 31, 2010 and continuing on each succeeding fiscal quarter period thereafter.
          (l) Section 10.1(x) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:
“(x) Any Senior Officer shall cease to be a Senior Officer or shall cease to devote significant time and energy to the business of the Borrower; provided, however, it shall not constitute an Event of Default if any such individual shall fail for any reason to be a Senior Officer or fail to devote significant time and energy to the business of the Borrower, and such individual shall be promptly replaced by the Borrower with an individual with substantially similar skills and experience (but in no event later than within 90 calendar days of the former individual’s resignation, termination, permanent disability or death) and otherwise acceptable to the Administrative Agent and the Required Lenders in their reasonable and good faith determination.”
          (m) Section 12.4 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:
     “12.4. Notices. Any notice or other communication required or permitted under this Agreement shall be in writing and personally delivered, mailed by registered or certified U.S. mail (return receipt requested and postage prepaid), sent by telecopier (with a confirming copy sent by regular mail), or sent by prepaid nationally recognized overnight courier service, and addressed to the relevant party at its address set forth below, or at such other address as such party may, by written notice, designate as its address for purposes of notice under this Agreement:
     (a) If to Administrative Agent, at:
Bank of America, N.A.
Scott D. McCleary
Vice President, Bank of America Merril Lynch Healthcare & Institutions Group
135 South LaSalle Street, Chicago, IL 60603
Telephone No.: 312-904-6747
Facsimile No.: 312-904-2684
With a copy to:
Duane Morris LLP
190 South LaSalle — Suite 3700
Chicago, Illinois 60603
Attention: Brian P. Kerwin, Esq.
Telephone No: 312-499-6737

Facsimile No: 312-499-6701
(b) If to Borrower or Borrower Agent, at:
Avamere Group, LLC
25117 SW Parkway, Suite F
Wilsonville, OR 97070
Attention: Lawrence Lopardo, Esq., General Counsel
Telephone No.: 503-570-3667
Facsimile No.: 503-783-2481
If mailed, notice shall be deemed to be given three (3) days after being sent, and if sent by personal delivery, telecopier or prepaid courier, notice shall be deemed to be given when delivered.
          (n) Schedule A of the Loan Agreement is hereby amended to amend and restate the definition of “Fixed Charge Coverage Ratio” to read as follows:
          (o) “Fixed Charge Coverage Ratio” means, on any date of determination, the ratio of (a) EBITDA for the period of 12 consecutive months then ended, to (b) the sum of (i) interest expense of Borrower and the Operators on a consolidated basis that has been paid during such period, (ii) regularly scheduled principal payments of Borrower and the Operators on a consolidated basis to be made during such period, (iii) the aggregate amount of any and all Distributions. For purposes of calculating the Fixed Charge Coverage Ratio only, the sum of the following shall be deducted from, and in no event be an addition to, EBITDA (a) increases net of decreases, as applicable, in loans, advances and receivables due from the respective Affiliates, shareholders and employees of the Borrowers, Operators and/or Guarantor, (b) decreases net of increases, as applicable, in loans, advances and receivables due to the respective Affiliates, shareholders and employees of the Borrowers, Operators and/or Guarantor, or (c) unfinanced capital expenditures.” ‘“For the avoidance of doubt, for the purpose of calculating the Fixed Charge Coverage Ratio ‘Net Intercompany Draws’ as such term is historically defined and determined on the Borrowers’ consolidated financial statements, shall not be interpreted to be included in any (x) Affiliate, shareholder and employee transactions, (y) Distributions, or (az) other part of the Fixed Charge Coverage Ratio calculation.”
          (p) Schedule A of the Loan Agreement is hereby amended to add the following new Maximum Senior Combined Leverage Ratio covenant:
          “Maximum Senior Combined Leverage Ratio. Permit the Senior Combined Leverage Ratio to be greater than (A) 7.25 to 1.00, for the period commencing on September 30, 2009 and continuing until December 30, 2009; (B) 7.00 to 1.00, for the period commencing on December 31, 2009 and continuing until June 29, 2010, and (C) 6.75 to 1.00, thereafter.”
          (q) Schedule A of the Loan Agreement is hereby amended to add the following new definitions:
          “‘EBITDA’ means with respect to the consolidated Borrower, for any period of determination, the sum of the net earnings of the consolidated Borrower and the

Operators on a consolidated basis before nonrecurring items (in accordance with GAAP and as reasonably agreed to by the Administrative Agent), cash, interest, taxes, depreciation and amortization, all as determined in accordance with GAAP, consistently applied.
‘Senior Combined Leverage Ratio’ means, on any date of determination, the ratio of (a) an amount equal to (i) the total outstanding principal balance of the Loans plus (ii) the total outstanding principal amount of all borrowed money of the Operators, whether or not evidenced by bonds, debentures, notes or similar instruments to (b) Adjusted EBITDAR for the period of twelve (12) consecutive months then ended.”
          (r) Schedule B of the Loan Agreement is hereby amended and restated in its entirety with Schedule B attached hereto.
          (s) The Capex Loan Commitment Percentage set forth on the Commitment Annex is hereby amended and restated in its entirety to read as follows:

Lender	Capex Loan Commitment Percentage
Bank of America, N.A.	40.0%
CIT Healthcare, LLC	30.0%
Key Bank	17.5%
MB Financial Bank	12.5%
     3. Limited Waiver. Borrowers’ acknowledge and agree that the Fixed Charge Coverage Ratio set forth in Section 16(d) of the Guaranty has not historically been calculated in accordance with the requirements specified therein. Specifically, the Fixed Charge Coverage Ratio has been calculated (i) on a trailing twelve month basis rather than a month-end basis and (ii) to exclude Distributions to non-controlling interests (which are required to be included if such Distributions are determined “in accordance with GAAP”) ((i) and (ii), collectively, the “Improper Calculations”). As a result of the Improper Calculations, an Event of Default has arisen under Section 10.1(c) and Section 10.1(1) of the Loan Agreement (the “Existing Events of Default”). Subject to the terms and conditions contained herein, the Administrative Agent and the Lenders hereby waive the Existing Events of Default solely with respect to the Improper Calculations for the periods ending December 31, 2008, and March 31, 2009.
     4. Conditions Precedent. The amendments contained in Section 2 hereof and the waivers contained in Section 3 hereof are each subject to, and contingent upon, the prior or contemporaneous satisfaction of the following conditions precedent:
          (a) The Borrower, Administrative Agent and the Lenders shall have executed and delivered to each other this Amendment and Waiver,
          (b) The Borrower shall have paid to the Administrative Agent an (i) amendment fee in the amount of $80,000 and (ii) agency fee in the amount of $7,500.

          (c) The Borrower and the Administrative Agent shall have executed and delivered to each other that certain First Amendment to Guaranty and Consent (the “First Amendment to Guaranty and Consent”) by Avamere Group, LLC, an Oregon limited liability company (“Guarantor”), to and for the benefit of Administrative Agent.
          (d) The Borrower shall have delivered to Administrative Agent true, correct and complete copies of the resolutions of the Borrower authorizing or ratifying the execution, delivery and performance by the Borrower of this Amendment and Waiver.
     5. Reference to and Effect on the Loan Agreement.
          (a) Except as expressly provided herein, the Loan Agreement and all of the other Loan Documents shall remain unmodified and continue in full force and effect and are hereby ratified and confirmed.
          (b) Except as expressly provided herein, the execution, delivery and effectiveness of this Amendment and Waiver shall not operate as a waiver of: (i) any right, power or remedy of the Lender under the Loan Agreement or any of the other Loan Documents, or (ii) any Default or Event of Default under the Loan Agreement.
     6. Costs, Expenses and Taxes. Without limiting the obligation of the Borrower to reimburse the Administrative Agent for costs, fees, disbursements and expenses incurred by the Administrative Agent as specified in the Loan Agreement, the Borrower agrees to pay on demand all reasonable costs, fees, disbursements and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment and Waiver and the other agreements, instruments and documents contemplated hereby, including, without limitation, reasonable attorneys’ fees and out-of-pocket expenses.
     7. Representations and Warranties of the Borrower. The Borrower hereby represents and warrants to the Administrative Agent and the Lenders, which representations and warranties shall survive the execution and delivery hereof, that on and as of the date hereof and after giving effect to this Amendment and Waiver:
          (a) The Borrower has the requisite power and authority to execute, deliver and perform its obligations under this Amendment and Waiver. This Amendment and Waiver has been duly authorized by all necessary action of the Borrower. This Amendment and Waiver constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar law affecting creditors’ rights generally and general principles of equity;
          (b) The Borrower’s representations set forth in the Loan Agreement and in the Loan Documents are true, correct and complete on and as of the date hereof; and
          (c) No Default or Event of Default has occurred and is continuing.
     8. Release by the Borrower. In further consideration of the Administrative Agent’s and Lenders’ execution of this Amendment and Waiver, the Borrower (on behalf of itself and its managers, members, officers, employees, successors and assigns) hereby forever remises, releases, acquits, satisfies and forever discharges the Administrative Agent and the Lenders and their respective successors, assigns, affiliates, officers, employees, directors, agents and attorneys (collectively, the “‘Releasees”) from any and all claims, demands, liabilities, disputes, damages, suits, controversies, penalties, fees, costs, expenses, actions and causes of action (whether at law or in equity) and obligations of every nature whatsoever, whether liquidated or unliquidated, known or unknown, matured or unmatured, fixed or contingent, that the Borrower (or any of its directors, officers, employees, successors and assigns) ever had or now has against or seek from any or all of the Releasees, that arise from or relate to any actions, omissions, conditions, events or circumstances prior to the date hereof, including, without limitation, with respect to the Obligations, any Collateral, the Loan Agreement, the CD Pledge Agreement and any of the other Loan Documents. The Borrower acknowledges that the Administrative Agent and the Lenders are specifically relying upon the representations, warranties and agreements contained herein and that such representations, warranties and agreements constitute a material inducement to the Administrative Agent and the Lenders in entering into this Amendment and Waiver.
     9. Reference to Loan Agreement; No Waiver.
          (a) Upon the effectiveness of this Amendment and Waiver, each reference in the Loan Agreement to “this Loan Agreement,” “this Agreement”, “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Loan Agreement as amended hereby. The term “Loan Documents” as defined in Section 1.1 of the Loan Agreement shall include (in addition to the Loan Documents described in the Loan Agreement) this Amendment and Waiver and any other agreements, instruments or other documents executed in connection herewith.
          (b) The Administrative Agent’s and/or any Lender’s failure, at any time or times hereafter, to require strict performance by the Borrower of any provision or term of the Loan Agreement, this Amendment and Waiver or the other Loan Documents shall not waive, affect or diminish any right of the Administrative Agent or any Lender hereafter to demand strict compliance and performance herewith or therewith. Any suspension or waiver by the Administrative Agent’s and/or any Lender’s of a breach of this Amendment and Waiver or any Event of Default under the Loan Agreement shall not, except as expressly set forth herein, suspend, waive or affect any other breach of this Amendment and Waiver or any Event of Default under the Loan Agreement, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character. None of the undertakings, agreements, warranties, covenants and representations of the Borrower contained in this Amendment and Waiver, shall be deemed to have been suspended or waived by the Administrative Agent or any Lender unless such suspension or waiver is: (i) in writing and signed by the Administrative Agent and the Lenders, and (ii) delivered to the Borrower. In no event shall the Administrative Agent’s or any Lender’s execution and delivery of this Amendment and Waiver establish a course of dealing among the Administrative Agent, any Lender, the Borrower or any other obligor or in any other way obligate the Administrative Agent or any Lender to hereafter provide any amendments or waivers with respect to the Loan Agreement. The terms and provisions of this Amendment and Waiver shall be limited precisely as written and shall not be deemed: (A) to be a consent to a modification (except as expressly provided herein) or waiver of any other term or condition of the Loan Agreement or of any other Loan Document, or (B) to prejudice any right or remedy that the Administrative Agent or any Lender may now have under or in connection with the Loan Agreement or any of the other Loan Documents.
     10. Successors and Assigns. This Amendment and Waiver shall be binding upon and inure to the benefit of the Administrative Agent, the Lenders and each of the other parties hereto and their respective successors and assigns; provided, however, the Borrower may not assign this Amendment and Waiver or any of the Borrower’s rights hereunder without the Administrative Agent’s and each Lender’s prior written consent. Any prohibited assignment of this Amendment and Waiver shall be absolutely null and void. This Amendment and Waiver may only be amended or modified by a writing signed by the Administrative Agent, the Lenders and the Borrower.

     11. Severability. Wherever possible, each provision of this Amendment and Waiver shall be interpreted in such a manner so as to be effective and valid under applicable law, but if any provision of this Amendment and Waiver is held to be prohibited by or invalid under applicable law, such provision or provisions shall be ineffective only to the extent of such provision and invalidity, without invalidating the remainder of this Amendment and Waiver.
     12. Governing Law. This Amendment and Waiver shall be deemed to be a contract made under the laws of the State of Illinois, and the rights and obligations of the parties hereunder shall be construed in accordance with and be enforced and governed by the internal laws of the State of Illinois, without regard to conflict of law or choice of law principles.
     13. Counterparts; Facsimile or Other Electronic Transmission. This Amendment and Waiver may be executed in one or more counterparts, each of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of this Amendment and Waiver by telefacsimile or other electronic transmission shall be equally as effective as delivery of a manually executed counterpart of this Amendment and Waiver. Any party delivering an executed counterpart of this Amendment and Waiver by telefacsimile or other electronic transmission shall also deliver a manually executed counterpart of this Amendment and Waiver, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability or binding effect of this Amendment and Waiver.
     14. Lender Consent to First Amendment to Guaranty and Consent. Each of the Lenders signatory hereto acknowledges and agrees that it has reviewed the First Amendment to Guaranty and consents to the Administrative Agent’s execution of the same.

     IN WITNESS WHEREOF, the undersigned have caused this Third Amendment to Loan Agreement and Limited Waiver to be duly executed and delivered as of the date first above written.

BORROWERS: AVAMERE LAKE OSWEGO INVESTORS, LLC
By:
K. Rickard Miller, Jr., Manager

KEIZER CAMPUS, LLC
By:	ACR Northwest, LLC, its sole member

By:	ARI, LLC, its sole member

By:	Avamere Group, LLC, its sole member

By:
K. Rickard Miller, Jr.,
Its Manager

SWEET HOME PROPERTIES, LLC
LEBANON PROPERTIES, LLC
AVAMERE HERITAGE PROPERTIES, LLC
AVAMERE BEL AIR PROPERTIES, LLC
ALEXANDER LOOP PROPERTIES, LLC
30TH AVENUE PROPERTIES, LLC
SQUALICUM PROPERTIES, LLC
SPRING STREET PROPERTIES, LLC
MONARCA CITTA, LLC

By:	ASR Northwest, LLC, its sole member

By:	ARI, LLC, its sole member

By:	Avamere Group, LLC, its sole member

By:
K. Rickard Miller, Jr.,
Its Manager
ADMINISTRATIVE AGENT:

BANK OF AMERICA, N.A., in its capacity as Administrative Agent

By:
Scott McCleary
Its Vice President

LENDERS: BANK OF AMERICA, N.A., in its capacity as a Lender
By:
Scott McCleary, Its Vice President

CARE INVESTMENT TRUST INC.
By:
Its:

KEYBANK NATIONAL ASSOCIATION
By:
Its:

MB FINANCIAL BANK, N.A.
By:
Its:

SCHEDULE B
INTEREST AND PRICING SCHEDULE

Senior Leverage Ratio	Interest Rate
≥ 6.55 x	BBA LIBOR (Adjusted Periodically) Rate + 2.90%
BBA LIBOR Daily Floating Rate + 2.90%

≥ 6.35 x but <6.55	BBA LIBOR (Adjusted Periodically) Rate + 2.75%
BBA LIBOR Daily Floating Rate + 2.75%

≥5.85 x but <6.35	BBA LIBOR (Adjusted Periodically) Rate + 2.55%
BBA LIBOR Daily Floating Rate + 2.55%

≥5.35 x but <5.85	BBA LIBOR (Adjusted Periodically) Rate + 2.35%
BBA LIBOR Daily Floating Rate + 2.35%

<5.35 x	BBA LIBOR (Adjusted Periodically) Rate + 2.15%
BBA LIBOR Daily Floating Rate + 2.15%
As long as there is no Default or Event of Default at such time, the Applicable BBA LIBOR Daily Floating Rate Margin and Applicable BBA LIBOR (Adjusted Periodically) Rate Margin, as applicable, will be adjusted quarterly upon the Administrative Agent’s receipt of: the Borrower’s financial statements prepared in accordance with Section 5.1 hereof and covenant Compliance Certificate prepared in accordance therewith. If the written calculation (as verified and approved by the Administrative Agent) of the “Senior Leverage Ratio” as set forth in such Compliance Certificate indicates that the Applicable BBA LIBOR Daily Floating Rate Margin and Applicable BBA LIBOR (Adjusted Periodically) Rate Margin, as applicable, shall increase or decrease, then three (3) Business Days after the date of delivery of the above-referenced documents (and, if applicable, at the end of any respective Libor Interest Period), the Applicable BBA LIBOR Daily Floating Rate Margin and Applicable BBA LIBOR (Adjusted Periodically) Rate Margin shall be adjusted in accordance therewith; provided, however, that if the Borrower shall fail to deliver any such Compliance Certificate for any required period by the date required, then, effective as of the first Business Day following the date such Compliance Certificate was to have been delivered, and continuing through the date which is one (1) Business Day after the date when such Compliance Certificate and such written calculation are finally delivered to Administrative Agent, the Applicable BBA LIBOR Daily Floating Rate Margin and Applicable BBA LIBOR (Adjusted Periodically) Rate Margin, as applicable, shall be conclusively presumed to equal the highest interest rate specified in the pricing table set forth above.

Schedule 6(b)
Seller Consents
1. Consent of Administrative Agent and Borrower Agent pursuant to Section 12.6 of the Loan Agreement.

Loan Schedule — Avamere

Buyer's
							Percentage	Payment for
				Seller's	Sole	Outstanding	Adjustment for	Outstanding		Deposit Held in
	Common Name of Land and			Participation	Lender of	Principal	Buyer	Principal	Interest Due	Escrow
Loan Name	Improvements	Borrower	Lender(s) / Agent	%	Record	Amount	Valuation	Amount	(1)	(2)	Purchase Price
Avamere Health Services (STL)	Lebanon Rehab & Specialty Care	Avamere Group, LLC	Care / Bank of	30%	No	$24,360,000.00	90.00	$21,924,000.00	$24,307.22	$0.00	$21,948,307.22
	Bel Air Rehab	Avamere Lake Oswego Investors, LLC	America NA FKA
	Heritage Rehab & Specialty Care	Keizer Campus, LLC	LaSalle
	Twin Oaks Rehab & Specialty Care	Sweet Home Properties, LLC
	Crestview Nursing	Lebanon Properties, LLC
	Waterford at Three Fountains	Avamere Heritage Properties, LLC
	St. Francis Extended Health	Avamere Bel Air Properties, LLC
	The Pearl	Spring Street Properties, LLC
	Riverpark Nursing & Rehab	Alexander Loop Properties, LLC
	Keizer Campus	30th Avenue Properties, LLC
Squalicum Properties, LLC
Monarca Citta, LLC
Avamere Health Services (Construction)	Same as above	Same as above	Care / Bank of	30%	No	604,471.05	90.00	544,023.95	603.16	(75,000.00)	469,627.11
America NA FKA
LaSalle

Total						$24,964,471.05		$22,468,023.95	$24,910.38	($75,000.00)	$22,417,934.33

(1)	Assumes closing date of 11/12/09.

(2)	Represents Care’s portion of potential CapEx funding to be held in escrow.